CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 12, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Reports to Shareholders of Colonial High Yield Municipal Fund, Colonial Tax-Exempt Fund, Colonial Tax-Exempt
Insured Fund and Colonial Utilities Fund, each a series of Colonial Trust IV, which are also incorporated by reference in to the Registration Statement. We also consent to the references to us under the Heading "The Fund's Financial History" in the Prospectuses and "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
March 22, 1996